Exhibit 99.B (d)(14)(iii)

FORM OF

AMENDED SCHEDULE A

to the

AMENDED EXPENSE LIMITATION AGREEMENT

ING EQUITY TRUST

OPERATING EXPENSE LIMITS

The Operating Expense Limit and the expiration date of the initial term for each class of the below listed Funds shall be the average annual net assets of each class of such Funds multiplied by the percentage set forth below for such class:

	Maximum Operating Expense Limit
	(as a percentage of average net assets)
Name of Fund*	Class A	Class B	Class C	Class I	Class W
ING Growth Opportunities Fund(1),(3) Initial Term Expires October 1, 2010(2)	1.40%	2.05%	2.05%	1.05%	1.05%

HE

Date Last Amended: [November 2009]

*   This Agreement shall automatically renew for one-year terms with respect to a Fund unless otherwise terminated in accordance with the Agreement.

(1)                                 With respect to classes A, B, and C of ING Growth Opportunities Fund, the Distributor will waive the distribution and/or service fees otherwise payable to it under the Underwriting Agreement in amounts up to 0.25%, computed based on each class’ average daily net assets.  The amount of distribution and/or service fees that the Distributor will waive during any given period with respect to a class of shares ING Growth Opportunities Fund will be the amount necessary to achieve the expense limit for that class reflected in this Agreement, after taking into account any advisory fees waived or reimbursed by the Investment Manager for that class during that period.  The amounts waived by the Distributor in any given period will not exceed 0.25% of the distribution and/or service fees otherwise receivable by the Distributor.

(2)                                 The Maximum Operating Expense Limit (as a percentage of average net assets) with respect to classes A, B, C, I,  and W of ING Growth Opportunities Fund) will be as further reduced as follows until January 27, 2010.

Maximum Operating Expense Limit
(as a percentage of average net assets)
Class A	Class B	Class C	Class I	Class W
1.35%	2.00%	2.00%	1.00%	1.00%

(3)                                 Class W shares of ING Growth Opportunities Fund effective [September 30, 2009], and the Initial Term for Class W shares of ING Growth Opportunities Fund expires October 1, 2010.